Exhibit 3.8

Work Order Item Number: Filing Number: Filing Type: Filing Date/Time: Filing Page(s): W2026031701988 - 5106842 20265603134 Certificate of Correction 3/16/2026 2:16:00 PM 1 OFFICE OF THE SECRETARY OF STATE Business Entity - Filing Acknowledgement 03/18/2026 Indexed Entity Information: Entity ID: C9603 - 1999 Entity Name: Entrepreneur Universe Bright Group Expiration Date: None Entity Status: Active Commercial Registered Agent NATIONAL REGISTERED AGENTS, INC. 701 S CARSON ST STE 200, Carson City, NV 89701, USA FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Business Number C9603 - 1999 Filed in the Office of Secretary of State State Of Nevada Filing Number 20265603134 Filed On 3/16/2026 2:16:00 PM Number of Pages 1